                                  EXHIBIT 1

                           ASSET PURCHASE AGREEMENT

        THIS AGREEMENT is dated as of December 8, 1994 by and between Cisco Systems, Inc., a California corporation ("Purchaser"), and Lightstream Corporation, a Massachusetts corporation ("Seller").

        WHEREAS, Seller is engaged in the business of designing, developing, marketing, and supporting asynchronous transfer mode ("ATM") switching equipment (the "Business"); and

        WHEREAS, Purchaser desires to acquire from Seller and Seller desires to transfer to Purchaser, all or substantially all of the properties, assets, rights and obligations of Seller related to the Business, and to assume certain specified liabilities of Seller, all upon the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

                                  ARTICLE I

                         PURCHASE AND SALE OF ASSETS
                         ---------------------------

        SECTION 1.1 DESCRIPTION OF ASSETS TO BE ACQUIRED. Upon the terms and subject to the conditions set forth in this Agreement, at the Time of Closing (as defined in Section 6.1 hereof), Seller agrees to convey, sell, transfer, assign, and deliver to Purchaser, and Purchaser agrees to purchase from Seller, all right, title, and interest of Seller at the Time of Closing in and to certain assets, properties, and rights related to the Business, as follows:

                (a) All interests in machinery, equipment, computer hardware, peripherals, operating software, application software, development and debugging tools, development environments and quality assurance equipment and furniture and fixtures (the "Related Property"), that are listed on
Schedule 1.1(a) hereto;

                (b) All inventory owned by Seller related to the Business (whether located on the premises of the facilities leased by Seller in Billerica, Massachusetts, in transit to or from such premises, in other storage or warehouse facilities, at the facility of the Seller's manufacturing agent in Roosevelt, Minnesota, or otherwise) including, without limitation, raw materials, work-in-progress, finished goods and supplies that are listed on Schedule 1.1(b) hereto, excluding any excess, unused or obsolete items (the "Inventory");
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                (c)   All claims and rights under all agreements, contracts,
contract rights, licenses, purchase and sale orders, quotations, and other executory commitments associated with the Business (collectively, the "Contracts"), that are listed on Schedule 1.1(c) hereto including the "Contracts Requiring Novation or Consents to Assignment" as such phrase is defined in Section 4.1(1)(C) hereof;

                (d) All claims and rights under all franchises, licenses, permits, consents, authorizations, certificates and approvals (collectively referred to herein as "Permits") of any federal, state, or local regulatory, administrative, or other governmental agency or body issued to or held by Seller which are necessary, related or incidental to the Business, that are listed on Schedule 1.1(d) hereto;

                (e) All rights, title and interest to patents, trademarks, patent applications, trademark rights, trade secrets, information, proprietary rights, license rights, service marks, inventions, tradenames, copyrights, processes, technical information, software, licenses, designs and confidentiality agreements, logos, and customer and supplier lists related to the Business, together with the goodwill associated therewith (collectively, the "Proprietary Rights"), that are listed on Schedule 1.1(e) hereto;

                (f) All accounts receivable of Seller related to the Business, that are listed on Schedule 1.1(f) hereto (the "Accounts Receivable");

                (g) Copies of originals of books of account, general ledgers, sales invoices, accounts payable and payroll records, drawings, files, papers, and all other records of Seller including such records of Seller held by Seller's majority parent corporation as custodian on behalf of Seller related to the Business, excluding minute books and corporate stock record books of Seller (the "Records"), provided that with respect to any such Records which are comprised of both information relating to the Business and to portions of the business of Seller's majority parent corporation and with respect to Records which are in the possession of Seller's majority parent corporation but which relate to the Business, Seller shall provide Purchaser with excerpts or copies of such Records relating to the Business as Purchaser shall reasonably request from time to time, but the party now possessing such Records may retain possession of the original records;

                (h) All rights, if any, under express or implied warranties from suppliers and vendors of Seller which are related to the Business;

                (i) All of Seller's causes of action, judgments, and claims or demands of whatever kind or description arising out of or relating to the Business other than those arising under this Agreement;

                (j)   All goodwill associated with the Business (the
"Goodwill");

                                       2.
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                (k)   All of Seller's cash on hand or on deposit, whether or
not generated in connection with the Business, at the Time of Closing; and

                (1) Such other properties or assets ("Other Assets") that are listed on Schedule 1.1(l) hereto.

        The assets, properties, and rights to be conveyed, sold, transferred, assigned, and delivered to Purchaser pursuant to this Section 1.1 are sometimes hereinafter collectively referred to as the "Assets".

        SECTION 1.2  EXCLUDED ASSETS.  Notwithstanding the provisions of
Section 1.1 hereof, the Assets to be transfferred to Purchaser pursuant to this Agreement shall not include assets listed on Schedule 1.2 hereof (collectively, the "Excluded Assets").


                                  ARTICLE II

                             ASSUMED LIABILITIES
                             -------------------

       SECTION 2.1 ASSUMED LIABILITIES. Subject to Section 2.2 hereof, Purchaser hereby agrees at the Time of Closing to assume, satisfy or perform when due:

                (a) those liabilities and obligations of Seller incurred in the ordinary course of business which are either (i) reflected on Seller's balance sheet as of November 30, 1994, (ii) not required to be reflected thereon in accordance with generally accepted accounting principles or (iii) incurred subsequent to November 30, 1994, including, without limitation, those liabilities and obligations in excess of $100,000 specifically identified on
Schedule 2.1 hereto but excluding any obligation to Alex. Brown & Sons Incorporated referred to in Section 4.1(t) except to the extent such obligation is covered by Section 5.20;

                (b) those liabilities and obligations of Seller arising after the Time of Closing under the Contracts and Permits; and

                (c) any liability or obligation of Seller for making payments on account of Seller's severance policies, true copies of which are attached hereto as Schedule 2.1(c) hereto (including accrued or earned salary, commissions or vacation pay), to employees of Seller who are not employed by Purchaser at or prior to the Time of Closing, or in respect of payroll taxes for employees of Seller arising after the date of this Agreement and prior to the Closing, including but not limited to the reimbursement of Seller for its liabilities and obligations arising under or with respect to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") with respect to three months of COBRA coverage for each employee not employed by Purchaser at or prior to the Time of Closing or with respect to labor or employment claims arising


                                   3.

directly or indirectly from the transactions contemplated by this Agreement; provided, however, that Purchaser's obligation to such- reimbursement and assumption of such liabilities under this subsection (c) shall not exceed in amount the cash conveyed to Purchaser under Section 1.1(k) above and with respect to liabilities related to such labor or employment claims, Purchaser shall assume no liability for claims attributable to actions of Seller or Seller's officers, directors, shareholders, employees, agents or affiliates other than directly resulting from the transactions contemplated by this Agreement.

        The liabilities assumed hereunder by the Purchaser are collectively called herein the "Assumed Liabilities".

        SECTION 2.2 LIABILITIES NOT ASSUMED. Other than the Assumed Liabilities, Purchaser shall not assume, nor shall Purchaser or any affiliate of Purchaser, be deemed to have assumed or guaranteed, any other liability or obligation of any nature of Seller, or claims of such liability or obligation, whether accrued, matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown arising out of (i) acts or occurrences, or related to any of the Assets, prior to the Time of Closing, (ii) any liability or obligation of Seller with respect to rights of shareholders who have complied with all requirements for perfecting appraisal rights in connection with the transactions contemplated by this Agreement as set forth in the Massachusetts Corporation Code, or (iii) any other liability or obligation of Seller (collectively, the "Unassumed Liabilities"). In the event Purchaser is deemed responsible for any Unassumed Liabilities, Seller shall indemnify Purchaser pursuant to Section 8 of this Agreement from and against all losses incurred by Purchaser in satisfying such liabilities or obligations.

                                 ARTICLE III

                                PURCHASE PRICE
                                --------------

        SECTION 3.1 CONSIDERATION. Upon the terms and subject to the conditions contained in this Agreement, in consideration for the Assets and the other forms of consideration to be given by Seller and in full payment therefor, Purchaser will pay, or cause to be paid, the purchase price set forth in
Section 3.2 hereof to Seller, subject to adjustment in accordance with the provisions set forth herein, and Purchaser will assume all of the Assumed Liabilities.

        SECTION 3.2 PAYMENT OF PURCHASE PRICE. The purchase price ("Purchase Price") to be paid or payable by Purchaser to Seller for the Business and the other forms of consideration to be given by Seller shall be One Hundred and Twenty Million Dollars ($120,000,000), which shall be payable by wire transfers at the Time of Closing of which One Hundred and Eight Million Dollars ($108,000,000) will be paid to Seller and Twelve

                                      4.
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Million Dollars ($12,000,000) will be paid to the Escrow Agent (as defined in
Section 8.1 hereof).

                SECTION 3.3 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Assets and the noncompetition covenant provided for in Section 5.2 hereof as set forth in a statement of allocation of the Purchase Price (plus assumed liabilities), such statement to be prepared by Purchaser at the Time of Closing. If Purchaser and Seller cannot agree on such allocation statement within ten days of the Time of Closing, the allocation statement shall be determined by a partner of the accounting firm of Coopers & Lybrand chosen by that firm's Boston and San Francisco offices. The statement of the allocation prepared in accordance with this Section 3.3 shall be binding upon the parties hereto and shall be prepared using the allocation methods and principles required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder. Neither Purchaser nor Seller shall take any position inconsistent with such allocation, and any and all filings with and reports made to any taxing authority will be consistent with that allocation, except in each case to the extent that Purchaser or Seller reasonably believes, after discussion with the others, that the foregoing will result in a violation of applicable law.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

        SECTION 4.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Purchaser that:

                (a) ORGANIZATION OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has all requisite power and authority to own and operate the Business in the places where the Business is now conducted and to directly own, lease, and operate the Assets. Seller is duly qualified or licensed to do business as a corporation in each of the jurisdictions in which the nature of the Business or location of properties related to the Business requires such qualification or licensing and where the failure to be so qualified would have a material adverse effect on the Business.

                (b) AUTHORIZATION OF SELLER. Seller has full power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, including, without limitation, the execution and delivery of this Agreement, bills of sale, assignments and assumptions, novations and other instruments evidencing the conveyance of the Assets or delivered in accordance with Section 6.2 hereunder (the "Closing Documents"). Seller has taken all necessary and appropriate corporate action, including obtaining all necessary board and

                                      5.

shareholder consents, with respect to the execution and delivery of this Agreement and the Closing Documents. This Agreement constitutes the valid and binding obligation of Seller enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights and remedies of creditors and subject to the general principles of equity.

       (c) FINANCIAL INFORMATION. Seller has delivered to Purchaser its audited balance sheets and related statements of operations and cash flows of the Seller at and for the fiscal year ended June 30, 1994 and unaudited balance sheets and related statements of operations at and for the three months ended September 30, 1994 of the Business (collectively, the "Financial Statements"). Each Financial Statement is complete and correct in all respects and has been or will be as of the Time of Closing, prepared on a consistent basis throughout the periods indicated and with each other and prepared in accordance with generally accepted accounting principles ("GAAP") (except that the interim statements (i) are prepared in a manner including all material adjustments, consisting only of normal recurring accruals necessary for a fair presentation of the results for these periods, (ii) are not necessarily indicative of the results for the full fiscal year and (iii) are unaudited and do not include footnotes). The Financial Statements fairly describe the financial condition and operating results of Seller as of the dates, and for the periods, indicated therein. The Financial Statements set forth all accrued vacation, salary and bonuses and other forms of compensation payable to the service providers of the Business as of the dates and for the periods indicated in the respective Financial Statements. Schedule 4.1(c) sets forth a list of the current installed base of Seller's software and hardware by serial number.

       (d) RETURNS. Except as set forth on Schedule 4(d) Seller has not had any of its products related to the Business returned by a purchaser or user thereof, other than for minor, nonrecurring warranty problems. Seller is not aware of any (i) pending warranty claims for such products, (ii) right to return such products (other than units under customary evaluation terms), or (iii) evaluation units expected to be returned after their evaluation period.

       (e) ABSENCE OF CERTAIN CHANGES AND EVENTS. Since June 30, 1994, there has not been:

              (i) Any material adverse change in the financial condition, results of operation, assets, liabilities or Business of Seller or any occurrence, circumstance, or combination thereof which reasonably could be expected to result in a material adverse change to the Business;

              (ii) Any change other than in the ordinary course of business made by Seller in its method of operating the Business or its accounting practices relating thereto;

                                       6.

    (iii) Any sale, lease, or disposition of, or any agreement to sell, lease, or dispose of any of the Assets, other than sales, leases, or dispositions in the usual and ordinary course of Business and other than pursuant to this Agreement;

    (iv) Any modification, waiver, change, amendment, release, rescission, accord and satisfaction, or termination of, or with respect to, any term, condition, or provision of any material Contract relating to or affecting the Business, the Assets, or the Assumed Liabilities, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of Business;

    (v) Any adverse relationships or conditions with vendors, suppliers or customers that may have a material adverse effect on the Business or the Assets; or

    (vi) Any borrowing or lending of money by Seller, including to or from its shareholders, but excluding for this purpose (A) sales made on ordinary trade terms, (B) intercompany liabilities of Seller and its majority parent corporation made in the ordinary course of business (other than intercompany liabilities relating to intercompany loans or interest) and (C) intercompany liabilities of Seller and its majority parent corporation relating to this Agreement that do not in the aggregate exceed $100,000 and excluding the permitted expenditures under Section 5.20; or

    (vii) Any other event or condition of any character that has had a material adverse effect, or may reasonably be expected to have a material adverse effect, on the Assets or the Business.

    (f) UNDISCLOSED LIABILITIES. There are no debts, claims, liabilities, or obligations with respect to the Business or to which the Assets are subject, liquidated, unliquidated, accrued, absolute, contingent, or otherwise, that are not identified in the Financial Statements.

    (g) INVENTORY. Schedule 1.1(b) hereto lists all of Seller's inventory other than excess, unused or obsolete items. All items included in the Inventory are the property of Seller and, as of the Time of Closing, are free and clear of any mortgage, pledge, lien, security interest or other encumbrance. To the best of Seller's knowledge, all of the Inventory consists of items of a quality and quantity usable and saleable in the ordinary and usual course of the Business. Based on Seller's forecast, no more than 25% of the Inventory to be purchased from Seller's manufacturing agent will be excess or obsolete items.

    (h) TAXES. Seller has completed and duly filed (or has received an extension of time to file and will complete and file in such extended time) in correct form with the appropriate United States, state and local governmental agencies and with the appropriate foreign countries and political subdivisions thereof, all Tax (as

                                      7.

hereinafter defined) returns and reports required to be filed; all of such returns and reports are accurate and complete; and Seller has paid in full or made adequate provisions on its financial statements for all Taxes, assessments or deficiencies shown to be due on such Tax returns and reports or claimed to be due by any taxing authority or otherwise due or owing. Seller has made all payments of estimated income Tax through the date hereof and all withholdings of Tax required to be made under all applicable United States, foreign, state and local tax laws and regulations, and such withholdings have either been paid to the respective governmental agencies or set aside in accounts for such purpose or accrued, reserved against and entered upon the books of such company. The Assets are not subject to any liens for Taxes, except liens for current Taxes not yet due. There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any current or former employee of the Business that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.

              For purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental, regulatory or administrative entity or agency responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.


        (i) COMPLIANCE WITH LAW. Seller has complied and is in compliance with all applicable federal, state, and, to the best of Seller's knowledge, local laws, statutes, licensing requirements, rules, and regulations, and judicial or administrative decisions applicable to the Business. Seller has been granted all material permits from federal, state, and local government regulatory bodies necessary to carry on the Business, all of which are currently valid and in full force and effect. There is no order issued, investigation, or proceeding pending or, to the best of Seller's knowledge, threatened, or notice served with respect to any violation of any law, ordinance, order, writ, decree, rule, or regulation issued by any federal, state, local, or foreign court or governmental or regulatory agency or instrumentality applicable to the Business.

        (j) GOVERNMENTAL CONSENTS. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with any federal, state, local, or provincial governmental authority on the part of Seller is required

                                     8.

in connection with the consummation of the transactions contemplated hereunder other than under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act").

    (k) PROPRIETARY RIGHTS. Set forth on Schedule 1.1(e) hereto is a complete and accurate list and brief description of all Proprietary Rights owned or held by Seller used in the Business. Except as set forth on Schedule 4.1(k)(1), Seller has complete and undisputed title and ownership of or adequate rights (license or otherwise) to utilize all Proprietary Rights necessary for or used in the Business, without any conflict with or infringement of the rights of others. Except as set forth on Schedule 4.1(k) hereto, LightStream exclusively owns all right, title and interest in and to all technology and intellectual property rights developed or in the process of being developed under (1) the Technology Licensing Agreement dated August 22, 1994, by and between LightStream Corporation and Tellabs Operations, Inc. and (2) the Technology Development and Licensing Agreement dated September 26, 1994, by and between LightStream Corporation and NEC Corporation.

    Except as set forth on Schedule 4.1(k)(1), there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is Seller bound by or a party to any options, licenses or agreements of any kind with respect to the proprietary rights of any other person or entity. Seller has not received any communications nor is it aware of any entity alleging that Seller has violated or, by conducting the Business as currently conducted, would violate any proprietary rights of any other person or entity. Seller is not aware that any of its employees or consultants associated with the Business is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Seller or that would conflict with the Business as now conducted. Neither the execution nor delivery of this Agreement nor the carrying on of the Business by its employees or consultants will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument of which Seller is aware under which any of such employees or consultants or Seller is now obligated.

    Schedule 1.1(e) also indicates all patents, patent applications, trademarks (registered or unregistered), licenses and, independent contractor or consulting agreements and any other Proprietary Rights that require a consent or waiver to consummate the transactions contemplated in this Agreement. Except as set forth on Schedule 1.1(e), all of Seller's license agreements with respect to its Proprietary Rights are in writing and evidence legitimate ownership of such rights in Seller.

    (l)     CONTRACTS AND COMMITMENTS.

           (A) There is set forth on Schedule 1.1(c) a list of all outstanding contracts, setting forth the parties and the dates, including expiration dates,

                                       9.

thereto which relate to the Business, whether or not in writing, to which Seller is a party or to which any of the Assets are subject.

        (B) Seller has performed all of its obligations under the terms of each material Contract and is not in default thereunder. No event or omission has occurred which but for the giving of notice or lapse of time or both would constitute a default by any party thereto under any such Contract, where such default by any party could have a material adverse effect on the Business or the Assets. Each such Contract is valid and binding on all parties thereto and in full force and effect. Seller has received no notice of default, cancellation, or termination in connection with any such Contract.

        (C) Schedule 1.1(c) lists all Contracts, under .the heading "Contracts Requiring Novation or Consent to Assignment," that require a novation or consent to assignment, as the case may be, prior to the Time of Closing so that Purchaser shall be made a party in place of Seller or as assignee (the "Contracts Requiring Novation or Consent to Assignment"). Such list is complete, accurate and includes every Contract which, if no novation occurs to make Purchaser a party thereto or if no consent to assignment is obtained, would have a material adverse effect on Purchaser's ability to operate the Business in the same manner as the Business was operated by Seller prior to the Time of Closing.

        (m) ASSETS. The Assets (together with the Excluded Assets and the services provided to Seller by Seller's majority parent corporation under the intercompany services arrangement between them) include all the assets used by Seller to operate the Business in the same manner as the Business was operated by Seller prior to the Time of Closing.

        (n) OPERATING CONDITION OF ASSETS. All of the Assets are being transferred to Purchaser in good operating condition and repair (normal wear and tear excepted).

        (o) TITLE TO THE ASSETS.

        (A) Except as set forth on Schedule 4(o) attached hereto and except for Permitted Encumbrances, Seller has good and marketable title to the Assets free and clear of any pledges, liens, encumbrances, security interests, equities, charges, and restrictions of any nature whatsoever (collectively, the "Liens"). The term "Permitted Encumbrances" shall mean (a) Liens for current taxes not due and payable and (b) Liens reflected in the Financial Statements. Any and all Liens set forth on Schedule 4(o), with the exception of Permitted Encumbrances, shall be terminated as of the Time of Closing, and Seller shall transfer the Assets to Purchaser free and clear of all such Liens.

                                    10.

        (B) By virtue of the deliveries made at the Closing, Purchaser will obtain good and marketable title to the Assets, free and clear of all Liens except for Permitted Encumbrances.

    (p) LITIGATION. Except as set forth on Schedule 4(p), there is no claim, litigation, action, suit, or proceeding, administrative or judicial, pending or, to Seller's knowledge, threatened against Seller relating to the Business, or involving the Assets, at law or in equity, before any federal, state, local, or foreign court, or regulatory agency, or other governmental authority, including, without limitation, any unfair labor practice or grievance proceedings or otherwise.

    (q) NO CONFLICT OR DEFAULT. Neither the execution and delivery of this Agreement nor, subject to obtaining the approval described in Section 5.16 below, compliance with the terms and provisions hereof, including without limitation, the consummation of the transactions contemplated hereby, will violate any statute, regulation, or ordinance of any governmental authority, or conflict with or result in the breach of any term, condition, or provision of Seller's Articles of Organization or Bylaws, or, subject to obtaining the consents described in Section 5.10 below, of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation, or instrument to which Seller is a party or by which it or any of the Assets are or may be bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder.

    (r) LABOR RELATIONS. With respect to the Business:

        (A) Seller is in compliance in all material respects with Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, all applicable federal, state, and local laws, rules, and regulations relating to employment, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees.

        (B) Except as set forth on Schedule 4(r), there are no written or oral separation, severance or golden parachute agreements with the service providers of the Business. To the best of Seller's knowledge, Seller has no agreement with any employee that specifies terms and conditions inconsistent with those described in Seller's employee personnel handbook and in Seller's severance policies.

        (C) Schedule 4(r) attached hereto lists all the employees of, under the heading "Employees," and all the consultants to, under the heading "Consultants," Seller who provide services for the Business and their applicable position, and annual compensation as of the Time of Closing.

                                     11.

        (D) All payments due from Seller on account of employee health and welfare insurance have been paid or accrued as a liability on its balance sheets as at November 30, 1994.

        (E) All severance, bonus and vacation payments by Seller which are or were due under the terms of any agreement have been paid or accrued as a liability on its balance sheets as at November 30, 1994. Seller has no severance obligations except as set forth on Schedule 2.1(c).

        (s) PENSION, WELFARE, PROFIT SHARING, ETC. Except as set forth on
Schedule 4(s) hereto, Seller has no "Employee Pension Benefit Plan" in effect, as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Schedule 4(s) contains a list of each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), including plans providing for health coverage, disability, severance or life insurance, maintained for the benefit of or contributed to by Seller for the benefit of any employee or terminated employee of Seller. Seller's employees are provided medical coverage pursuant to the Seller's majority parent corporation's medical plan. Seller does not maintain a medical plan separate from Seller's majority parent corporation's medical plan.

        (t) BROKERS' AND FINDERS' FEES. Seller is not obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement or in connection with any transactions contemplated hereby, except the investment banking fees of Alex. Brown & Sons Incorporated, which fees shall be payable by Seller after the Time of Closing and which shall not be payable or paid by Seller prior to the Time of Closing or by Purchaser except as provided in Section 5.20.

        (u) CUSTOMERS. Schedule 4(u) attached hereto lists all customers of the Business since the date of Seller's incorporation. Prior to the Time of Closing, Seller shall furnish Purchaser with complete and accurate copies or descriptions of all current agreements with such customers.

        (v) SUPPLIERS. Schedule 4(v) hereto lists all suppliers (other than suppliers of goods and services that are not material to Seller and do not individually cost more than $10,000 on an annual basis) to the Business since the date of Seller's incorporation. Except as set forth on Schedule 4(v), Seller is not aware of any event, happening, or fact which would lead it to believe that any of such suppliers (other than Seller's majority parent corporation and Seller's manufacturing agent, AT&T) will not continue to supply the current level and type of products currently being provided to Seller on similar terms and conditions.

        (w) BOOKS AND RECORDS. The books and records of Seller to which Purchaser and its accountants and attorneys have been given access are the true


                                      12.

books and records of Seller and, to the best of Seller's knowledge, truly and fairly reflect the underlying facts and transactions in all respects.

        (x) COMPLETE DISCLOSURE. No representation or warranty by Seller in this Agreement, and no exhibit, schedule, statement, certificate, or other writing furnished to Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein in the context in which they were made not misleading.

        (y) BACKLOG. Schedule 4(y) hereto sets forth the backlog of orders relating to the Business that Seller is to ship and contract work to be performed as of the Time of Closing. To the best of Seller's knowledge, Seller or its manufacturing agent either possesses sufficient inventory of parts, materials and personnel to produce the same within their scheduled delivery dates or such parts or materials have lead times such that Seller can acquire such parts and materials in time to produce and ship such backlog in accordance with its scheduled shipping requirements.

        (z) ACCOUNTS RECEIVABLE. Except as set forth on Schedule 4.1(z), to the best of Seller's knowledge, the amount of all Accounts Receivable, unbilled invoices and other debts due or recorded in the records and books of account of Seller as being due to Seller as at the Closing relating to the Business will be good and payable in full in the ordinary course of Business; no contest with respect to the amount or validity of any amount is pending; and none of such Accounts Receivable or other debts is or will at the Closing be subject to any counterclaim, return or set-off, except for the amount reserved for product returns and bad debts in the Financial Statements. The values at which accounts receivable are carried reflect the accounts receivable valuation policy of Seller which is consistent with its past practice and in accordance with GAAP applied on a consistent basis.

        (aa) INTERESTED PARTY RELATIONSHIPS. Except as set forth on Schedule 4(aa), Seller does not have any material financial interest, direct or indirect, in any material supplier or customer or other party to any contract which is material to the Business, or in competition with the Business. For purposes of this subsection (aa) the term "Seller" is deemed to include Seller and any corporation which, directly or indirectly, alone or together with others, controls, is controlled by, or is in common control with Seller.

        (ab) LIMITATION. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, NO REPRESENTATION OR WARRANTY WHATSOEVER IS MADE BY SELLER AND SELLER HEREBY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES IMPLIED AS TO THE CONDITION, VALUE OR QUALITY OF THE ASSETS AND SPECIFICALLY DISCLAIMS WITH RESPECT TO THE

                                   13.

ASSETS ANY REPRESENTATIONS AND WARRANTIES OF
MERCHANTABILITY, USAGE OR FITNESS FOR ANY PARTICULAR PURPOSE.

        SECTION 4.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller that:

        (a) ORGANIZATION OF PURCHASER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite power and authority to own and operate its business.

        (b) AUTHORIZATION OF PURCHASER. Purchaser has full power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including, without limitation, the execution and delivery of this Agreement. Purchaser has taken all necessary and appropriate corporate action, including obtaining all necessary board consents, with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors and subject to general principles of equity.

        (c) PURCHASER'S FUNDS. Purchaser has and will have the funds necessary to pay at the Closing the Purchase Price required by Section 3.2 to be paid.

        (d) GOVERNMENTAL CONSENTS. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with any federal, state, local or provincial governmental authority on the part of Purchaser is required in connection with the consummation of the transactions contemplated hereunder other than under the HSR Act.

        (e) LITIGATION. There is no claim, litigation, action, suit or proceeding, administrative or judicial, pending or, to Purchaser's knowledge, threatened against Purchaser relating to this Agreement or the transactions contemplated hereunder, at law or in equity, before any federal, state, local or foreign court, or regulatory agency, or other governmental authority, which could result in the institution of legal proceedings to prohibit or restrain the consummation or performance of this Agreement or the transactions contemplated hereby or claim damages as a result of this Agreement or the transactions contemplated hereby.

        (f) NO CONFLICT OR DEFAULT. Neither the execution and delivery of this Agreement nor, subject to obtaining the approvals described in Section 5.17 below, compliance with the terms and provisions hereof, including, without limitation, the consummation of the transactions contemplated hereby, will violate any statute, regulation, or ordinance of any governmental authority, or conflict with or result in the breach of any term, condition, or provision of Purchaser's Articles of Incorporation or

                                      14.

Bylaws, or of any material agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation, or instrument to which Purchaser is a party or by which it is or may be bound, or constitute a default (or an event which, with the lapse of time or the giving or notice, or both, would constitute a default) thereunder.

        (g) BROKERS' AND FINDERS' FEES. Purchaser is not obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement or in connection with any transactions contemplated hereby.

        (h) COMPLETE DISCLOSURE. No representation or warranty by Purchaser in this Agreement, and no exhibit, schedule, statement, certificate, or other writing furnished to Seller pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein in the context in which they were made not misleading.


                                   ARTICLE V

                                   COVENANTS
                                   ---------

        SECTION 5.1 COVENANTS AGAINST DISCLOSURE. Until the Time of Closing, no party or its affiliates shall disseminate any press release or announcement or otherwise make any disclosure to third parties concerning the transactions contemplated by this Agreement and Purchaser will not make any disclosures to third parties, excluding the announcement of this Agreement, that could be reasonably expected to damage the Business or products of Seller without the prior consent of Seller and Purchaser, except as, in the reasonable opinion of a party, required by law.

        SECTION 5.2 NON-COMPETITION.

                    5.2.1 Commencing at the Time of Closing and continuing for three (3) years thereafter, Seller agrees that it shall not engage, directly or indirectly, whether on its own account or as a shareholder, partner, joint venturer, consultant, advisor, and/or agent, of any person, firm, corporation, or other entity, in any or all of the following activities within the United
States:

        (a) Enter into or engage, directly or indirectly, in the Business;

        (b) Solicit customers, suppliers, or business patronage which results in competition with Purchaser in the Business;

                                   15.

        (c) Encourage or solicit any employees of Purchaser to leave the employment of Purchaser for any reason; or

        (d) Promote or assist, financially or otherwise, any person, firm, association, corporation, or other entity engaged in the Business, other than through the distribution of the Purchase Price to the shareholders of Seller.

             5.2.2 Without limitation, the parties agree and intend that the covenants contained in this Section 5.2 shall be deemed to be a series of separate covenants and agreements, one for each and every county or political subdivision of each state of the United States. If, in any judicial proceeding, a court shall refuse to enforce in such action any of the separate covenants deemed included herein, then at the option of Purchaser, wholly-unenforceable covenants or components thereof shall be deemed eliminated from the provisions hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such a proceeding. The parties intend to have covenants enforceable to the fullest extent of the law as to scope, time and geography.

             5.2.3 The parties agree that due to the unique nature of the services and capabilities of Seller, there can be no adequate remedy at law for any breach of its obligations under this Section 5.2, that any such breach may allow Seller and/or third parties to unfairly compete with Purchaser resulting in irreparable harm to Purchaser and therefore, that upon any such breach or any threat thereof, Purchaser shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law. Further, Purchaser shall be entitled to indemnification by Seller from any loss or harm, including, without limitation, attorneys' fees, including attorneys' fees on appeal, and costs of suit, in connection with any breach, or any enforcement, of each of their respective obligations pursuant to this Section 5.2.

             5.2.4 Seller acknowledges, represents and warrants to Purchaser that the covenants of Seller in this Section 5.2 are reasonably necessary for the protection of Purchaser's interests under this Agreement and are not unduly restrictive upon Seller.

             5.2.5 Purchaser shall notify Seller of any breach or alleged breach by Seller of any provision of this Agreement and, within thirty (30) days after the date of mailing of such notice by Purchaser to Seller, Seller shall cure such breach or alleged breach. Failure to cure such breach or alleged breach to Purchaser's reasonable satisfaction within such time period shall constitute a default under this Agreement and Purchaser shall be entitled to exercise any of its available rights and remedies.

        SECTION 5.3 EMPLOYEES. Set forth on each of Schedule 5.3(a) and 5.3(b) is a list of employees of the Business to whom Purchaser will make an offer of employment comparable to such employee's current position, effective at the Time of

                                    16.

Closing and on terms at least as favorable as those set forth on Schedule 5.3(a) and 5.3(b), respectively. Purchaser will negotiate in good faith to hire the employees on Schedule 5.3(b) and will incentivize such employees consistent with its policies regarding other employees of Purchaser, including the issuance of options to purchase the Common Stock of Purchaser in such amounts and on such terms as determined by Purchaser in its sole discretion. Seller shall cooperate with Purchaser to assist Purchaser in employing such employees and Seller may, in its sole discretion, provide incentives to any or all of such employees to so join Purchaser. Purchaser shall have no obligation to make an offer of employment to any employee of Seller except those listed on
Schedule 5.3(a) and Schedule 5.3(b).

        SECTION 5.4 MAINTENANCE OF BUSINESS. Except as otherwise required to perform its obligations under this Agreement, during the period from the date hereof through the Time of Closing, Seller shall carry on and use its reasonable efforts to preserve the Business, Goodwill, and relationships with customers, suppliers, officers, employees, agents, licensees and others with respect to the Business in substantially the same manner as Seller did prior to the date hereof. Seller will use its reasonable efforts to keep and maintain the existing favorable Business relationship with each of its respective customers, suppliers, officers, employees, licensees and agents with respect to the Business. If Seller becomes aware of a deterioration in a relationship with any customer, supplier, licensee, officer, employee or agent with respect to the Business, it will promptly bring such information to the attention of Purchaser and will use its reasonable efforts to restore such relationship. Seller shall not, without the prior written consent of Purchaser:

                     (a) (i) Enter into any commitment or transaction not in
                 the ordinary course of business, to be performed over a period longer than six months in duration, or to purchase in any 30 day period fixed assets with an aggregate purchase price exceeding $100,000, or (ii) sell or commit to sell any products with an aggregate purchase price greater than $100,000 in any single month (x) if the expected profit margins are lower than those customarily obtained for sales of similar products by Seller in the past, or (y) to any customer with existing accounts receivable more than forty-five (45) days past due in accordance with Seller's historical accounting practices (excluding any receivables related to sales returns) or with respect to which Purchaser has notified Seller that it is reasonably concerned about the creditworthiness of the customer;

                     (b) Grant any severance or termination pay to any
                 director, officer, employee or consultant, except mandatory payments made pursuant to standard written agreements or written severance policies of Seller attached as Schedule 2.1(c) hereto outstanding on the date hereof;


                                       17.

                        (c) Except for transfers in the ordinary course of
                  business consistent with past practice, transfer to any person or entity any rights to Seller's Proprietary Rights; provided, however, that Seller shall not transfer any source code or the rights thereto, whether or not in the ordinary course of business, to any person or entity except pursuant to written agreements set forth on the schedules hereto and in effect as of the date hereof;

                       (d) Enter into or amend any agreements pursuant to
                  which any other party is granted manufacturing, marketing, distribution or other similar fights of any type or scope with respect to any products of Seller unless such agreement is entered into in the ordinary course of business and provided that such agreement may be terminated at any time (at no cost or penalty) by Seller and provided further that notice shall be given to Purchaser prior to the time Seller enters into such agreement;

                       (e) Except in the ordinary course of business, amend
                  or otherwise modify the terms of any material Contract;

                       (f) Commence a lawsuit other than for the routine
                  collection of bills, to protect assets of Seller or for breach of this Agreement;

                       (g) Declare or pay any dividends on or make any
                  other distributions (whether in cash or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of its capital stock if the effect of such a transaction is to reduce or encumber the assets of Seller, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to Seller;

                       (h) Cause or permit any amendments to its Articles of
                  Organization or Bylaws;

                       (i) Acquire or agree to acquire by merging or
                  consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets
                  (other than the purchase of inventory in the ordinary course of business) which are material, individually or in the aggregate, to Seller;


                                    18.

                     (j) Sell, lease, license or otherwise dispose of any of
                 Seller's properties or assets except in the ordinary course of business;

                     (k) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others; provided, however, Seller can continue to incur liability to its majority parent corporation with respect to certain services provided by such corporation to Seller on the date of this Agreement on the terms and conditions in effect on the date of this Agreement;

                     (l) Adopt or amend any employee benefit plans, programs,
                 policies or other arrangements, or enter into any employment contract, pay any special bonus or special remuneration to any director, employee or consultant, or increase the salaries or wage rates of its employees other than pursuant to scheduled employee reviews under Seller's normal employee review cycle, or in connection with the hiring of employees (other than officers) in the ordinary course of business, in all cases consistent with past practice;

                     (m) Revalue any of its assets, including without
                 limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

                     (n) Pay, discharge or satisfy in an amount in excess of
                 $25,000 in any one case any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in Seller's Financial Statements;

                     (o) Engage in any activities or transactions that are
                 outside the ordinary course of its business;

                     (p) Fail to pay or otherwise satisfy its monetary
                 obligations as they become due, except such as are being contested in good faith;

                     (q) Waive or commit to waive any rights with a value in
                excess of $25,000;

                     (r) Cancel, materially amend or renew any insurance policy other than in the ordinary course of business;

                     (s) Take, or agree in writing or otherwise to take, any of the actions described in subsections (a) through (r) above.

                                      19.

        SECTION 5.5 ACCESS TO INFORMATION. Subject to the terms of an outstanding confidentiality agreement between the parties, from the date hereof and provided permission has been received, if necessary, Seller will give Purchaser and its Representatives (as such term is defined below) full access, during normal Business hours, to all of the properties, books, contracts, commitments, and records relating to the Business and the Assets, provided that such access shall not unreasonably interfere with the normal operations of the Business, and Seller will furnish to Purchaser and its officers, directors, employees, agents or representative (collectively, "Representatives") during such period all such information concerning the Business or the Assets as Purchaser may reasonably request; provided, that any furnishing of such information pursuant hereto or any investigation by Purchaser shall not affect Purchaser's right to rely on the representations, warranties, agreements and covenants made by Seller in this Agreement. All requests for permissions under this Section 5.5 shall be made by Purchaser through an individual designated for the purpose by Seller.

        SECTION 5.6 OTHER DISCUSSIONS. Unless and until the earlier of (A) this Agreement having been terminated by mutual consent or by either party pursuant to Section 9.12 hereof or (B) May 1, 1995, Seller shall not, directly or indirectly, through any officer, director, affiliate, agent or otherwise solicit, initiate, or encourage any proposals or offers from any third party relating to any possible acquisition of Seller or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) (an "Alternative Acquisition"), or contract for or engage in any sale of equity interests in Seller (other than pursuant to the exercise of outstanding options or warrants or the sale of equity interests to existing shareholders of Seller) (an "Equity Transaction"); nor will Seller participate in any negotiations regarding or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort to attempt by any person to do or seek any Alternative Acquisition or Equity Transaction. Seller shall immediately cease and cause to be terminated any such contacts or negotiations with third parties and shall immediately notify Purchaser of all inquiries related to an Alternative Transaction or Equity Transaction Seller receives after the date hereof and prior to May 1, 1995. Other than as contemplated under this Agreement, disclosure by Seller of the terms of this Agreement shall be a violation of this Section 5.6; provided, however, that disclosure by Seller of the prohibitions of this Section 5.6 to a third party in response to an Alternative Acquisition or Equity Transaction shall not be a violation of this Section 5.6.

        SECTION 5.7 INTENTIONALLY LEFT BLANK.

        SECTION 5.8 CERTAIN HEALTH BENEFITS; COBRA. Purchaser shall take such steps as are necessary to ensure that employees of Seller that accept offers of employment with Purchaser at the Time of Closing are provided coverage, from and after the Time of Closing, under Purchaser's welfare benefit plans (including without limitation health plans) on substantially the same terms as Purchaser's other employees, without limitation or exclusion for preexisting conditions or similar limitations.

                                    20.

Purchaser will enter into an agreement with Seller's majority parent corporation whereby such corporation shall be responsible for compliance with the health care continuation coverage requirements of COBRA applicable to employees of Seller who are employed by Purchaser on and after the Time of Closing and Purchaser shall reimburse such corporation for the cost of providing such coverage to employees of Seller who are not employees of Purchaser on and after the Time of Closing for a three month period to each such employee not employed by Purchaser and such corporation shall remain liable for coverage in excess of three months for each such employee; provided, however, Purchaser's obligation to reimburse Seller for such coverage shall not exceed in amount the cash conveyed to Purchaser under Section 1.1(k). Seller shall be responsible for any associated notice requirements for employees of the Business who are terminated on or prior to the Time of Closing. Purchaser shall cooperate with Seller in providing information to facilitate satisfaction of any such notice requirement.

        SECTION 5.9 POST CLOSING ASSISTANCE. For a period of 90 days after the Time of Closing, Seller shall use its reasonable efforts to assist Purchaser in transitioning and maintaining the operation and conduct of the Business in the same manner as the Business was operated and conducted prior to the Time of Closing. Purchaser will enter into an agreement with Seller's majority parent corporation whereby such corporation shall (i) agree to use its reasonable efforts to assist Purchaser in transitioning and maintaining the operation and conduct of the Business in the same manner as the Business was operated and conducted prior to the Time of Closing, and (ii) continue to provide payroll services to all employees transferred at the Time of Closing to Purchaser and to provide other routine services to the Business such as E-mail, Internet, physical security, and campus transportation for a mutually agreeable period. Purchaser shall reimburse Seller's majority parent corporation at mutually agreed upon prices for such services.

        SECTION 5.10 NOVATIONS. Purchaser will enter into an agreement with Seller's majority parent corporation whereby such corporation will agree to use reasonable efforts with Purchaser to obtain contract novations or consents to assignment, as necessary, for all contracts requiring Novation or Consent to Assignment prior to or as soon as practicable after the Time of Closing.

        SECTION 5.11  POST CLOSING TRANSACTIONS.

        (a) Purchaser will enter into an agreement with Seller's majority parent corporation whereby such corporation shall (i) remit to Purchaser all collections by it under Contracts, novated or otherwise, within ten (10) business days after Seller's receipt of such collections and (ii) use its reasonable efforts to assist Purchaser to collect all account receivables on behalf of Purchaser after the Time of Closing.

                                      21.

        (b) Subject to any approvals required by Seller's customers, Seller shall subcontract the rights and obligations of any Contracts not novated to Purchaser on the same terms and conditions provided in such Contracts.

        (c) Seller's majority parent corporation will enter into a Non-Disclosure Agreement in the form mutually agreed to by Purchaser and Seller with respect to proprietary information of Seller disclosed to Seller's majority parent corporation under that certain Subcontract Agreement No. 4004577 between BBN Systems and Technologies and Seller, dated January 3, 1994 (the "Subcontract Agreement"). Such Non-Disclosure Agreement shall further provide a representation of Seller's majority parent corporation that it has not used such proprietary information for purposes other than as specifically set forth in the Subcontract Agreement and covenant that it will not use such proprietary information in the future except for purposes specifically set forth therein.

        SECTION 5.12 SALES AND TRANSFER TAXES. Seller agrees to take all actions reasonably requested by Purchaser to minimize any sales, use and other transfer taxes and fees incurred in connection with the assignment, conveyance, transfer and/or delivery of the Assets hereunder, including, without limitation the transfer via means of electronic transmission of all assets capable of being so transmitted. Seller further agrees to deliver all certificates reasonably requested by Purchaser to verify the fact of such electronic transmissions or other actions.

        SECTION 5.13 TAX RETURNS. Seller shall properly file all returns, statements, reports, forms or other documents (collectively, "Tax Returns") that Seller is required by any applicable law to file with respect to Taxes arising in or related to periods ending on or prior to the Time of Closing or related to transactions or events occurring prior to the Time of Closing and shall pay all such Taxes when due (which amount shall be reimbursed by Purchaser to Seller, other than with respect to federal and state corporate income taxes). With respect to state and local ad valorem taxes on the Assets (whether personal or real, owned or leased) for the current Tax year, Purchaser shall be responsible for the payment of all such Taxes for the period up to and including the Time of Closing as well as for the payment of all such Taxes for the period after the Time of Closing. Any supplemental property Taxes or assessments which arise out of a revaluation of an Asset which revaluation would not have occurred except for the change in ownership of the Asset shall be borne by Purchaser. Any payment of Taxes due from one party to the other pursuant to this Section 5.13 shall be paid at the Time of Closing.

        SECTION 5.14 DELIVERY OF FINANCIAL INFORMATION AND SCHEDULES. Until the Time of Closing, Seller shall deliver to Purchaser its unaudited balance sheets and related statements of operations and cash flows at and for each month ended prior to the Time of Closing as related to the Business (collectively, the "Monthly Financials"). Each Monthly Financial shall be (i) complete and correct in all respects as of the Time of

                                        22.

Closing, (ii) prepared on a consistent basis throughout the periods indicated, and (iii) prepared in accordance with GAAP (except that the interim statements are unaudited and do not include footnotes). The Monthly Financials shall fairly describe the financial condition and operating results of Seller as of the dates, and for the periods, indicated therein as of the dates and for the periods indicated in the respective Financial Statements.

        SECTION 5.15 EMPLOYEE BENEFIT PLANS. Seller may disperse, in accordance with the terms of the applicable employee benefit plan and applicable law, all funds from its employee medical and benefit and other compensatory plans that are due and owing to employees of the Business.

        SECTION 5.16 COMPENSATION OF LIGHTSTREAM EMPLOYEES. Upon or after the Time of Closing, Seller agrees to use a portion of the Purchase Price to compensate current Lightstream employees for the vested portion of their options to purchase Lightstream capital stock.

        SECTION 5.17 HART-SCOTT-RODINO FILINGS. Each of Purchaser and Seller shall promptly make its filings under the HSR Act and shall make any required submissions under the HSR Act with respect to this Agreement, and shall cooperate with respect to the foregoing. Purchaser and Seller shall give prior notice and consult prior to any meeting Seller or Purchaser has with the United States Federal Trade Commission or Department of Justice with respect to the filings of Seller and Purchaser under the HSR Act or any review by either of the foregoing agencies. Each of Purchaser and Seller agrees to use its best efforts to cause the conditions to closing referred to in Sections 7.1(k) and 7.2(d) to be met and agrees to take all reasonable steps necessary to obtain early termination of the waiting period under the HSR Act.

        SECTION 5.18 BULK SALES LAWS. Each of Seller and Purchaser hereby waives compliance by the other with the so-called "bulk sales law" and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Seller shall indemnify Purchaser from and hold it harmless against any liabilities, damages, costs, and expenses resulting from or arising out of any action brought or levy made as a result of Seller's failure to pay its liabilities owed to creditors, other than those liabilities which have been expressly assumed, on such terms as expressly assumed, by Purchaser pursuant to this Agreement.

        SECTION 5.19 INDEMNIFICATION. Purchaser shall indemnify and hold harmless Seller, any affiliate thereof and the directors, officers and employees of Seller or any such affiliate from and against any and all losses arising out of the Assumed Liabilities.

        SECTION 5.20 EXPENSES. Upon consummation of the transactions contemplated under this Agreement, Seller shall be entitled to withhold from the cash to

                                      23.

be transferred to Purchaser at the Time of Closing an aggregate of $300,000 for all fees and expenses (other than pursuant to intercompany services provisions) of legal counsel, financial advisors and accountants in connection with the transaction.

                                  ARTICLE VI

                                   CLOSING
                                   -------

        SECTION 6.1 TIME OF CLOSING. The transactions contemplated by this Agreement shall be completed on the first Business day on which the last of the conditions contained in Article VII hereof is fulfilled or waived (the "Time of Closing"), with the expectation that the Closing shall occur on January 9, 1995 at 10:00 A.M., E.S.T., unless otherwise agreed to by Purchaser and Seller. The Closing shall take place at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, or at such other place or date as may be agreed to by Purchaser and Seller. The "Closing" shall mean the deliveries to be made by the parties hereto at the Time of Closing in accordance with this Agreement.

        SECTION 6.2 DELIVERIES BY SELLER. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

               (a) A good and sufficient Bill of Sale, Assignment and Assumption of Liabilities Agreement for the Assets in the form mutually agreed to by Purchaser and Seller, selling, delivering, transferring, and assigning to Purchaser title to all of Seller's right, title, and interest to the Assets, free and clear of all mortgages, pledges, liens, encumbrances, security interests, equities, charges, and restrictions of any nature whatsoever except as otherwise provided herein.

               (b) An affidavit of Seller, substantially in the form mutually agreed to by Purchaser and Seller, stating, under penalty of perjury, Seller's United States taxpayer identification number and that Seller is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

               (c) Good and sufficient assumptions and assignments of the Proprietary Rights and Contracts, which shall be in form and substance reasonably satisfactory to Purchaser and shall include the written consents of all parties necessary in order to transfer all of Seller's rights thereunder to Purchaser.

               (d) INTENTIONALLY LEFT BLANK.

               (e) An Officers' Certificate executed by the President and Chief Financial Officer of Seller certifying (i) that the conditions specified in subsections (a)-


                                      24.

(d) of Section 7.1 have been satisfied, (ii) that there shall have been no material adverse change in the Business since the date of this Agreement, and
(iii) that the Financial Statements fairly reflect the financial condition of Seller as of such dates and for the periods indicated in the respective Financial Statements.

    (f) Revised Schedules to this Agreement which shall be complete, true and correct as of the Time of Closing. Seller acknowledges that any Schedules not revised as of the Time of Closing shall be deemed true and correct as of the Time of Closing.

    (g) An Opinion Letter of Ropes & Gray, counsel for Seller, dated as of the Time of Closing, in the form mutually agreed to by Purchaser and Seller.

    (h) A Side Letter setting forth the obligations of Seller's majority parent corporation and Purchaser with respect to certain post-closing matters, substantially in the form of Exhibit 6.2(h).

    (i) A Non-Disclosure Agreement of Seller's majority parent corporation with respect to the Subcontract Agreement in the form mutually agreed to by Purchaser and Seller.

   SECTION 6.3 DELIVERIES BY PURCHASER. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller:

    (a) The payment of the Purchase Price set forth in Section 3.2 hereof;

    (b) A good and sufficient Bill of Sale, Assignment and Assumption of Liabilities Agreement in the form mutually agreed to by Purchaser and Seller, covering those liabilities of Seller assumed by Purchaser pursuant to Section
2.1 hereof;

    (c) An Officer's Certificate executed by the President of Purchaser certifying that the conditions specified in subsections (a) - (d) of Section
7.2 have been satisfied; and

    (d) An Opinion Letter of Brobeck, Phleger & Harrison, counsel for Purchaser, dated as of the Time of Closing, in the form mutually agreed to by Purchaser and Seller.

                                     25.

            (e) A Side Letter setting forth the obligations of Seller's majority parent corporation and Purchaser with respect to certain post-closing matters, substantially in the form of Exhibit 6.2(h).

            (f) A letter amendment dated November 30, 1994 to the System Integrater Agreement between Seller's minority shareholder corporation and Purchaser setting forth the arrangement for permitting such corporation to continue to market and sell the LightStream 2020 product and its derivatives.

     SECTION 6.4 FURTHER ASSURANCES. At or after the Time of Closing, each party shall prepare, execute, and deliver, such further instruments of conveyance, sale, assignment, or transfer, and shall take or cause to be taken such other or further action, as any party shall reasonably request of any other party at any time or from time to time in order to perfect, confirm, or evidence in Purchaser title to all or any part of the Assets or to consummate, in any other manner, the terms and provisions of this Agreement.

                                  ARTICLE VII

                     CONDITIONS PRECEDENT TO OBLIGATIONS
                     -----------------------------------

     SECTION 7.1 CONDITIONS TO OBLIGATIONS OF PURCHASER. Each and every obligation of Purchaser to be performed at the Closing shall be subject to the satisfaction as of or before the Time of Closing of the following conditions (unless waived in writing by Purchaser):

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in Section 4.1 of this Agreement shall have been true and correct when made and shall be true and correct as updated at and as of the Time of Closing as if such representations and warranties were made as of such date and time.

            (b) PERFORMANCE OF AGREEMENT. All covenants, conditions, and other obligations under this Agreement which are to be performed or complied with by Seller shall have been fully performed and complied with at or prior to the Time of Closing, including the delivery of the instruments and documents in accordance with Section 6.2 hereof.

            (c) NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the financial condition, Business, Proprietary Rights or properties of Seller which materially adversely affects the conduct of the Business as currently being conducted.

            (d) ABSENCE OF GOVERNMENTAL OR OTHER OBJECTION. There shall be no pending or threatened lawsuit challenging the transaction by any body or agency of



                                     26.

the federal, state or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing and any applicable waiting period under any applicable federal law shall have expired.

            (e)  INTENTIONALLY LEFT BLANK.

            (f) APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions and other documents delivered or to be delivered to Purchaser under this Agreement shall be reasonably satisfactory to Purchaser and its counsel in all respects.

            (g)  INTENTIONALLY LEFT BLANK.

            (h)  INTENTIONALLY LEFT BLANK.

            (i)  INTENTIONALLY LEFT BLANK.

            (j) EMPLOYMENT AND NON-COMPETITION AGREEMENTS. The employees of Seller set forth in Schedule 5.3(a) and eight of the thirteen employees of Seller set forth in Schedule 5.3(b) shall have accepted employment with Purchaser and shall have entered into an Employment and Non-Competition Agreement substantially in the form attached hereto as Exhibits 7.1(j)-1, et seq.

            (k) HART-SCOTT-RODINO COMPLIANCE. Clearance from the appropriate agencies pursuant to the HSR Act shall have been obtained by Purchaser and Seller or all applicable waiting periods under the HSR Act shall have expired or early termination shall have been granted by either the Federal Trade Commission or the United States Department of Justice.

            (l) MASSACHUSETTS TAX LIEN WAIVER. Purchaser shall have received from Seller a copy of a waiver of tax lien issued by the Massachusetts Commissioner of Revenue pursuant to Massachusetts General Laws Chapter 62C, Sections 51 and 52.

     SECTION 7.2 CONDITIONS TO OBLIGATIONS OF SELLER. Each and every obligation of Seller to be performed at the Time of Closing shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by Seller):

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser set forth in Section 4.2 of this Agreement shall have been true and correct when made and shall be true and correct at and as of the Time of Closing as if such representations and warranties were made as of such date and time.

                                     27.

            (b) PERFORMANCE OF AGREEMENT. All covenants, conditions, and other obligations under this Agreement which are to be performed or complied with by Purchaser shall have been fully performed and complied with at or prior to the Time of Closing, including the delivery of the instruments and documents in accordance with Section 6.3 hereof.

            (c) ABSENCE OF GOVERNMENTAL OR OTHER OBJECTION. There shall be no pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state, or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing and any applicable waiting period under any applicable federal law shall have expired.

            (d) HART-SCOTT-RODINO COMPLIANCE. Clearance from the appropriate agencies pursuant to the HSR Act shall have been obtained by Purchaser and Seller or all applicable waiting periods under the HSR Act shall have expired or early termination shall have been granted by either the Federal Trade Commission or the United States Department of Justice.

            (e) APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions, and other documents delivered or to be delivered to Seller under this Agreement shall be reasonably satisfactory to Seller and its counsel in all respects.

            (f) PURCHASE PRICE. Purchaser shall have paid to Seller by wire transfer an amount equal to the Purchase Price.

            (g) INSTRUMENT OF BILL OF SALE, ASSIGNMENT AND ASSUMPTION OF LIABILITIES AGREEMENT. Purchaser shall have executed and delivered an Instrument of Bill of Sale, Assignment and Assumption of Liabilities Agreement covering those liabilities of Seller assumed by Purchaser pursuant to Section
2.1 hereof in the form mutually agreed to by Purchaser and Seller.

            (h) NEC CONSENTS. Purchaser shall have been made a party to or received a consent to assignment of (i) the Technology Development and Licensing Agreement, dated September 26, 1994, by and between Seller and NEC Corporation and (ii) the VAR Agreement dated April 20, 1994 by and between Seller and NEC Corporation.



                                     28.

               (i) CERTAIN AGREEMENTS. Purchaser shall have entered into the following agreements:

                      (i)   a letter agreement with Bolt Beranek and Newman
                            Inc. for outstanding proposals under the LightStream OEM Agreement with Bolt Beranek and Newman Inc. dated October 14, 1993; and

                      (ii) a license agreement with Bolt Beranek and Newman Inc. relating to certain proprietary technology of Seller in the form attached hereto as Exhibit 7.2(i)

                                 ARTICLE VIII

                                 ESCROW FUND
                                 -----------

        SECTION 8.1 ESCROW FUND. As soon as practicable after the Time of Closing, Twelve Million Dollars ($12,000,000) of the Purchase Price (the "Escrow Fund") shall be deposited with, First Trust of California (or other institution selected by Purchaser) as escrow agent (the "Escrow Agent"), such deposit to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit 8.1. The Escrow Fund shall be available to compensate Purchaser for and Seller agrees, to the extent provided in this Article VIII, to indemnify Purchaser for any loss, expense, liability or other damage, including attorneys' fees, to the extent of the amount of such loss, expense, liability or other damage (collectively "Damages") that Purchaser has incurred or reasonably anticipates incurring by reason of the breach by Seller of any representation, warranty, covenant or agreement of Seller contained herein or any misrepresentation by Seller made in or pursuant to this Agreement. Purchaser and its affiliates shall act in good faith and in a commercially reasonable manner to mitigate any Damages they may suffer. Any claim for indemnification for Damages hereunder shall be offset or reduced by (i) any tax benefit received by Purchaser or its affiliates as a result of such Damages (as computed after taking into account any indemnification to be received with respect thereto) and (ii) in the case of third-party claims, by any amount actually recovered by Purchaser or its affiliates pursuant to counterclaims made by any of them directly relating to the facts giving rise to such third-party claims.

        Section 9.13 of this Agreement shall be the exclusive remedy of Purchaser and shall limit the liability of Seller for any breach of any representation, warranty or covenant if the Agreement does not close. Resort to the Escrow Fund shall be the exclusive remedy of Purchaser for any such breaches and misrepresentations if the Agreement closes.



                                     29.

        SECTION 8.2 DAMAGE THRESHOLD. Notwithstanding the foregoing, Purchaser may not receive any assets from the Escrow Fund unless and until an Officer's Certificate or Certificates (as defined in Section 8.4 below) identifying Damages the aggregate amount of which exceeds $300,000 (which aggregate amount cannot include any individual Damage items of $5,000 or less) has been delivered to the Escrow Agent as provided in Section 8.5 below and such amount is determined pursuant to this Article VIII to be payable, in which case Purchaser shall receive the full amount of Damages in excess of such $300,000 amount; provided, however, that in no event shall Purchaser receive more than the amount in the Escrow Fund. In determining the amount of any Damage attributable to a breach, any materiality standard contained in a representation, warranty or covenant of Purchaser shall be disregarded.

        SECTION 8.3 ESCROW PERIOD. The Escrow Period shall terminate with respect to one-third of the Escrow Fund at the expiration of six (6) months after the Time of Closing, an additional one third of the original Escrow Fund amount at the expiration of twelve (12) months after the Time of Closing, and the remaining Escrow Fund upon the expiration of twenty-four (24) months after the Time of Closing; provided, however, that a portion of the Escrow Fund, which, in the reasonable judgment of Purchaser, subject to the objection of Seller and the subsequent arbitration of the matter in the manner provided in
Section 8.6 hereof, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved.

        SECTION 8.4 CLAIMS UPON ESCROW FUND. Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of Purchaser (an "Officer's Certificate"):

                     (a) stating that Damages exist in an aggregate amount
                 greater than $300,000 (which aggregate amount cannot include any individual Damage items of $5,000 or less), and

                     (b) specifying in reasonable detail the individual items
                 of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Article VIII hereof, deliver to Purchaser out of the Escrow Fund, as promptly as practicable, assets held in the Escrow Fund having a value equal to such Damages in excess of $300,000.

        SECTION 8.5 OBJECTIONS TO CLAIMS. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be



                                     30.

delivered to Seller and for a period of forty-five (45) days after such delivery, the Escrow Agent shall make no delivery of assets pursuant to Section
8.5 hereof unless the Escrow Agent shall have received written authorization from Seller to make such delivery. After the expiration of such forty-five
(45) day period, the Escrow Agent shall make delivery of the assets in the Escrow Fund in accordance with Section 8.5 hereof, provided that no such payment or delivery may be made if Seller shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Purchaser prior to the expiration of such forty-five (45) day period.

             SECTION 8.6 RESOLUTION OF CONFLICTS; ARBITRATION.

             8.6.1 In case Seller shall so object in writing to any claim or claims by Purchaser made in any Officer's Certificate, Purchaser shall have forty-five (45) days to respond in a written statement to the objection of Seller. If after such forty-five (45) day period there remains a dispute as to any claims, Seller and Purchaser shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If Seller and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the assets from the Escrow Fund in accordance with the terms thereof.

             8.6.2 If no such agreement can be reached after good faith negotiation, either Purchaser or Seller may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Purchaser and Seller shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 8.6 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

             8.6.3 Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Boston, Massachusetts under the commercial rules then in effect of the American Arbitration Association.



                                     31.

                 Section 8.7 Third-Party Claims.
                 ------------------------------

        (a) In the event Purchaser becomes aware of a third-party claim which Purchaser believes may result in a demand against the Escrow Fund, Purchaser shall notify Seller of such claim, and Seller shall be entitled, at its expense, to participate in any defense of such claim. Purchaser shall have the right in its sole discretion to settle any such claim; provided, however, that Purchaser may not affect the settlement of any such claim without the consent of Seller, which consent shall not be unreasonably withheld. Seller agrees to provide Purchaser with all reasonable assistance which Purchaser may request in connection with its defense of such a claim. Any disputes in the defense of such a claim, or in the appropriateness of any settlement of such a claim, shall be the subject of arbitration between the parties under this Section. In the event that Seller has consented to any such settlement, Seller shall have no power or authority to object under Section 8.5 or any other provision of this
Article VIII to the amount of any claim by Purchaser against the Escrow Fund for indemnity with respect to such settlement.

        (b) Notwithstanding the foregoing provisions of Article VIII, any claims for indemnification relating to Proprietary Rights shall require a written demand on Purchaser alleging that the Proprietary Rights infringe any patent, trade secret or intellectual property interest, and demanding that Purchaser cease and desist using the Proprietary Rights or pay money to claimant for the right to do so. In such event, Purchaser shall be required, in order to be entitled to indemnification of such a claim hereunder, to in good faith attempt to mitigate such claim by obtaining the right to continue to get the benefit of the Proprietary Rights which are the subject of the claim by granting a cross-license of patents or other intellectual property of Purchaser to the entity bringing the claim, or to replace or modify the Proprietary Rights so they become non-infringing but functionally equivalent, to the extent that either method is practical as a commercially reasonable solution. The Damages hereunder shall be limited to the reasonable direct damages including the direct cost to Purchaser of effecting such cross-license or modification. Any resolution of a claim pursuant to this Section 8.3(b) shall be deemed a settlement of a claim for which Seller shall have the right of approval pursuant to Section 8.3(a) hereto.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS
                            ------------------------

        SECTION 9.1 NOTICE. All notices and other communications required or permitted under this Agreement shall be delivered to the parties at the address set forth below their respective signature blocks, or at such other address that they designate by notice to all other parties in accordance with this
Section 9.1. Any party delivering notice to Seller shall deliver a copy to Bolt Beranek and Newman Inc., 150 Cambridge



                                     32.

Park Drive, 10th Floor, Cambridge, Massachusetts 02140, ATTN: John Montjoy, Esquire, and to Robert F. Hayes, Esquire, Ropes & Gray, One International Place, Boston, Massachusetts 02110, and to William Kaplan, Esq., UB Networks, 3900 Freedom Circle, Santa Clara, CA 95052, and any party delivering notice to Purchaser shall deliver a copy to: Brobeck, Phleger & Harrison, Two Embarcadero Place, 2200 Geng Road, Palo Alto, CA 94303, Attn: Edward M. Leonard, Esq. All notices and communications shall be deemed to have been received unless otherwise set forth herein: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of telex or facsimile transmission, on the date on which the sender receives confirmation by telex or facsimile transmission that such notice was received by the addressee, provided that a copy of such transmission is additionally sent by mail as set forth in (iv) below; (iii) in the case of overnight air courier, on the second Business day following the day sent, with receipt confirmed by the courier; and (iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth Business day following such mailing.

        SECTION 9.2 ENTIRE AGREEMENT. This Agreement, the exhibits and schedules hereto, the documents referred to herein, and the documents executed contemporaneously hereto at the Time of Closing, embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to such subject matter.

        SECTION 9.3 BINDING EFFECT; ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller, its successors and permitted assigns, and Purchaser and its successors and permitted assigns. Neither this Agreement nor any of the fights, interests, or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by either of the parties hereto without the prior written consent of the other party.

        SECTION 9.4 EXPENSES OF TRANSACTION; TAXES. Except as set forth in
Section 5.20, each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby. Purchaser shall pay all applicable sales, use, excise, transfer, documentary and any other similar taxes arising out of the purchase and sale of the Assets.

        SECTION 9.5 WAIVER; CONSENT. This Agreement may not be changed, amended, terminated, augmented, rescinded, or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations

                                     33.

hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

        SECTION 9.6 COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

        SECTION 9.7 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

        SECTION 9.8 INTENTIONALLY LEFT BLANK.

        SECTION 9.9 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or employee of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

        SECTION 9.10 ATTORNEY'S FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or to protect the rights obtained hereunder each party shall bear its own costs and expenses.

        SECTION 9.11 COOPERATION AND RECORDS RETENTION. Seller and Purchaser shall (i) each provide the other with such assistance as may reasonably be requested by them in connection with the preparation of any Tax Returns, or in connection with any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, with any records or other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, Seller and Purchaser shall use reasonable efforts to retain, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Time of Closing and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. Purchaser shall keep the original


                                     34.

copies of the records at its facilities in Massachusetts and elsewhere, if applicable, and, at Seller's expense, shall provide copies of the Records to Seller upon Seller's request.

        SECTION 9.12 TERMINATION. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time, but not later than the Time of Closing:

        (a) By mutual consent of the respective Boards of Directors of Purchaser and Seller; or

        (b) By the Board of Directors of Purchaser (i) if, on or after May 1, 1995, any of the conditions provided for in Article VII of this Agreement shall not have been met or shall not have been waived in writing by Purchaser prior to such date or (ii) the Board of Directors of Purchaser determines in the exercise of its reasonable judgment that the pendency of any lawsuit or the institution or threat of any governmental or administrative action, investigation or inquiry which questions the validity or the legality of the transactions contemplated hereby or which seeks to prevent, restrain, change or obtain damages in respect of such transactions, makes it inadvisable to consummate the transactions contemplated hereby, notwithstanding that such lawsuit, action, investigation or inquiry may be deemed to be without merit; or

        (c) By the Board of Directors of Seller if, on or after May 1, 1995, any of the conditions provided for in Article VII of this Agreement shall not have been met or shall not have been waived in writing by the Seller prior to such date.

        (d) In the event of termination and abandonment by the Board of Directors of Purchaser or by the Board of Directors of Seller, or both, pursuant to Section 9.12 hereof, written notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by Purchaser or Seller. If this Agreement is terminated as provided herein:

               (i) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

               (ii) No such termination shall effect the obligations under Section 9.13 hereof which shall survive termination of this Agreement; and

               (iii) All parties hereto shall bear their own costs associated with this Agreement and all transactions described herein and the




                                      35.

         parties hereto shall have no further obligation or liability to the other parties except as stated in this Section 9.12.

             SECTION 9.13  EXPENSE REIMBURSEMENT; BREAKUP FEE.

    (a) If, at any time prior to the earlier of (i) the Time of Closing, (ii) the termination of the Agreement by either party pursuant to Section 9.12 or
(iii) May 1, 1995, an Alternative Acquisition or an Equity Transaction (as such terms are defined in Section 5.6 hereof) has occurred, or Seller publishes a recommendation of its Board of Directors in support of such an Alternative Acquisition or Equity Transaction (so long as Purchaser has not willfully breached any material provision of this Agreement), then Seller shall pay to Purchaser (by wire transfer or immediately available federal funds to an account designated by Purchaser for such purpose) the sum of $10,000,000 (the "Breakup Fee") on the fifth business day following the occurrence of such an event.

    (b) The parties hereto agree that the Breakup Fee shall be deemed to be liquidated damages and that Purchaser's right to the payment of the Breakup Fee shall be Purchaser's sole remedy to the exclusion of any other rights or remedies under contract, at law or in equity to which Purchaser may be entitled against (i) any shareholder or shareholders of Seller, or (ii) against Seller in the event of any breach by Seller under this Agreement or a unilateral termination by Seller of this Agreement other than as provided in Section 9.12.

    (c) In the event that this Agreement is terminated by Purchaser (so long as Purchaser has not willfully breached any material provision of this Agreement) pursuant to Section 9.12(b)(i) and either (i) prior to such termination, Seller has willfully or knowingly breached any of the representations, warranties or covenants contained in this Agreement or (ii) this Agreement is terminated because of Seller's willful failure to satisfy a condition to closing reasonably within its control, then Seller shall pay to Purchaser (by wire transfer or immediately available federal funds to an account designated by Purchaser for such purpose) the sum of $5,000,000 on the fifth business day following the termination of the Agreement under this subsection (c). The parties further agree that in the event an Alternative Acquisition or an Equity Transaction occurs within six months of the termination of this Agreement, Seller shall pay to Purchaser (by wire transfer or immediately available federal funds to an account designated by Purchaser for such purpose) the additional sum of $5,000,000 on the fifth day following the occurrence of such an event. The parties further agree that the foregoing payments shall constitute the payment of liquidated damages, Purchaser shall be entitled to no other right or remedy against Seller or any shareholder, employee or director of Seller under contract, at law or in equity and Seller shall have no liability with respect to any and all breaches of this Agreement, including breaches of any representation, warranty, covenant or agreement or with respect to any action or inaction taken in connection with this transaction, other than the payment of the foregoing payments.

                                     36.

    (d) In the event that this Agreement is terminated pursuant to Section 9.12(c) due to the failure to satisfy the condition set forth in Section 7.2(h), then Seller shall pay to Purchaser (by wire transfer or immediately available federal funds to an account designated by Purchaser for such purpose) the sum of $3,000,000 on the fifth business day following the termination of the Agreement. The parties further agree that in the event an Alternative Acquisition or an Equity Transaction occurs within six months of the termination of this Agreement, Seller shall pay to Purchaser (by wire transfer or immediately available federal funds to an account designated by Purchaser for such purpose) the additional sum of $5,000,000 on the fifth day following the occurrence of such an event. The parties further agree that the foregoing payments shall constitute the payment of liquidated damages, Purchaser shall be entitled to no other right or remedy against Seller under contract, at law or in equity and Seller shall have no liability with respect to any and all breaches of this Agreement, including breaches of any representation, warranty, covenant or agreement or with respect to any action or inaction taken in connection with this transaction, other than the payment of the foregoing payments.



                                      37.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                CISCO SYSTEMS, INC.
                                a California corporation


                                By:  /s/ John T. Chambers
                                     ----------------------------------

                                Address: 170 West Tasman Drive
                                         San Jose, CA 95134



                                LIGHTSTREAM CORPORATION
                                a Massachusetts corporation

                                By:  /s/ George H. Conrades
                                     ----------------------------------

                                Address: 1100 Technology Park Drive
                                         Billerica, MA 01821






                                      38.

                  AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT
                  -------------------------------------------

    This Amendment No. 1 to Asset Purchase Agreement is dated as of January 11, 1995 among Cisco Systems, Inc., a California corporation, and LightStream Corporation, a Massachusetts corporation ("LightStream").

    WHEREAS, Cisco and LightStream have entered into an Asset Purchase Agreement dated as of December 8, 1994 (the "Agreement"), which sets forth representations, warranties, covenants, agreements and conditions relating to the sale of certain specific assets and liabilities of LightsStream to Cisco.

    NOW, THEREFORE, intending to be legally bound, and in consideration of the promises and mutual covenants and agreements contained herein, Cisco and LightStream hereby agree as follows:

       1. Section 2.1(c) of the Agreement is hereby amended to read in full as follows:

                 (c) any liability or obligation of Seller for making payments under the Cisco Systems, Inc. and LightStream Corporation Joint Severance Plan, a true copy of which is attached as Schedule 2.1(c) hereto (including accrued or earned salary, commissions or vacation pay), to employees of Seller who are not employed by Purchaser at or prior to the Time of Closing and in respect of payroll taxes for employees of Seller arising after the date of this Agreement and prior to the Closing, including but not limited to the reimbursement of Seller for its liabilities and obligations arising under or with respect to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") with respect to three months of COBRA coverage for each employee not employed by Purchaser at or prior to the Time of Closing or with respect to labor or employment claims arising directly or indirectly from the transactions contemplated by this Agreement; provided, however, that Purchaser's obligation to such reimbursement and assumption of such labilities under this subsection (c) shall not exceed in amount the cash conveyed to Purchaser under Section 1.1(k) above and with respect to liabilities related to such labor or employment claims, Purchaser shall assume no liability for claims attributable to actions of Seller or Seller's officers, directors, shareholders, employees, agents or affiliates other than directly resulting from the transactions contemplated by this Agreement.

                 The liabilities assumed hereunder by the Purchaser are collectively called herein the "Assumed Liabilities".

    IN WITNESS WHEREOF, Cisco and LightStream have caused this Amendment No. 1 to be signed by the respective officers thereunto duly authorized, all as of the date first written above.

                                            CISCO SYSTEMS, INC.


                                            By: /s/ John T. Chambers
                                                -------------------------------

                                            Title:  Executive Vice President
                                                    ----------------------------

                                            LIGHTSTREAM CORPORATION

                                            By: /s/ George H. Conrades
                                                -------------------------------

                                            Title:  Chairman of the Board
                                                    ----------------------------

The following schedules and exhibits are not filed herewith:

SCHEDULES
- ---------

1.1 (a)                    List of Related Property
1.1 (b)                    List of Inventory
1.1 (c)                    List of Contracts
1.1 (d)                    List of Permits
1.1 (e)                    List of Proprietary Rights
1.1 (f)                    List of Accounts Receivable
1.1 (l)                    List of Other Assets
1.2                        List of Excluded Assets
2.1                        List of Liabilities in Excess of $100,000
2.1 (c)                    Seller's Severance Policies
4 (o)                      List of Encumbered Assets
4 (p)                      List of Litigation
4 (r)                      List of Employees and Consultants
4 (s)                      List of Employee Benefit Plans
4 (u)                      List of Customers
4 (v)                      List of Suppliers
4 (y)                      Backlog
4.1(c)                     List of Installed Base
4.1(d)                     Returns
4.1(k)                     Proprietary Rights Not Exclusively Owned
4.1(k)(1)                  Options, Licenses and Agreements
4.1(z)                     Accounts Receivable
4 (aa)                     Interested Party Relationships
5.3 (a)                    List of Employees: Vice Presidents
5.3 (b)                    List of Employees: Engineers

EXHIBITS
- --------

6.2 (h)                    Side Letter
7.1 (j)                    Employment and Non-competition Agreements
7.2 (i)                       License Agreement with BBN

Except to the extent covered by an application for an order pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, granting confidential treatment of certain contractual provisions, which application may be filed in the future, Registrant agrees to furnish supplementally a copy of any of these omitted schedules or exhibits to the Commission, upon request.